Exhibit 2.9

CEDAR FAIR, L.P.
2011 Annual Report of Form 10-K
Item 15(A.3)
Termination of Asset Purchase Agreement

VIA E-MAIL AND U.S. MAIL Mr. Duffield Millkie Cedar Fair, L.P. One Cedar Point Drive Sandusky, Ohio 44870	Ms. Barbara Laffer First American Title Insurance Company 444 South Flower Street, Suite Los Angeles, California 90071

Ms. Chloe Flowers Bay Commercial Bank 1280 Civic Drive Street Walnut Creek, California 94596

Re:	California's Great America, Santa Clara, California; Termination of Asset Purchase Agreement; FATCO Escrow No. ###-######; Bay Commercial bank Escrow No. No. ######
Ladies and Gentlemen:
Reference is made to that certain Asset Purchase Agreement dated as of September 16, 2011 (“Original Agreement”), among, Cedar Fair, L.P., a Delaware limited partnership (“Cedar Fair”), Cedar Fair Southwest Inc., a Delaware corporation and a subsidiary of Cedar Fair (“Southwest”), and Magnum Management Corporation, an Ohio corporation and a subsidiary of Cedar Fair (“Magnum” and together with Cedar Fair and Southwest, “Seller”), as Sellers, and our client JMA Ventures, LLC, a California limited liability company (“Buyer”), as Buyer, as amended by that certain First Amendment to Asset Purchase Agreement dated as of November 15, 2011 and that certain Second Amendment to Asset Purchase Agreement dated as of November 17, 2011 (the “Second Amendment”; the Original Agreement, as so amended, the “Agreement”). Capitalized terms used but not otherwise defined herein have the meanings assigned to the same in the Agreement.
Pursuant to Section 2 of the Second Amendment, Buyer was deemed as of November 30, 2011 to have elected to terminate the Agreement pursuant to Section 4.1(b) thereof. This letter is to notify you, on behalf of Buyer, that it confirms such termination. Pursuant to Section 1.6(b) of the Agreement, Buyer is entitled to a return of the Initial Deposit (together with any interest earned thereon while held in Escrow) and pursuant to Section 1.11(c) of the Agreement, Buyer is entitled to a return of the Liquor Assets Escrow Deposit (together with any interest earned thereon while held in Escrow).

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Ms. Laffer and Ms. Flowers are requested to prepare any necessary escrow termination instructions for the parties' signature in order to facilitate the prompt refund of such deposits.
Please feel free to contact me should you have any questions or comments. Thank you for your assistance with this transaction.
Very truly yours,

/s/ Michael J. Kiely

Michael J. Kiely

for SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

cc:	Mr. Todd Chapman
Cipriano S. Beredo, Esq.
Michael French, Esq.
Claudia Gutierrez, Esq.

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